   As filed with the Securities and Exchange Commission on November 8, 1999

                                                      Registration No. 333-


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                   FORM S-8

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                                Razorfish, Inc.
            (Exact name of registrant as specified in its charter)


              Delaware                                         13-3804503
   (State or other jurisdiction of                          (I.R.S. Employer
    incorporation or organization)                       Identification Number)


     107 Grand Street, 3rd Floor
         New York, New York                                       10013
(Address of Principal Executive Offices)                        (Zip Code)


            INTERNATIONAL INTEGRATION INCORPORATED 1993 STOCK PLAN INTERNATIONAL INTEGRATION INCORPORATED 1996 STOCK PLAN
       INTERNATIONAL INTEGRATION INCORPORATED 1998 STOCK INCENTIVE PLAN
       INTERNATIONAL INTEGRATION INCORPORATED 1998 NON-EMPLOYEE DIRECTOR
                               STOCK OPTION PLAN
                                      AND
      VARIOUS WRITTEN COMPENSATION CONTRACTS RELATING TO OPTIONS GRANTED
                  TO EMPLOYEES OF CONDUIT COMMUNICATIONS LTD.
                           (Full title of the plans)

                               Jeffrey A. Dachis
                     President and Chief Executive Officer
                                Razorfish, Inc.
                          107 Grand Street, 3rd Floor
                           New York, New York 10013
                    (Name and address of agent for service)

                                (212) 966-5960
                              (Telephone number,
                             including area code,
                             of agent for service)

--------------------------------------------------------------------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
Title of               Amount to    Proposed       Proposed         Amount of
securities             be           maximum        maximum          registration
to be                  registered   offering       aggregate        fee
registered             (1)          price per      offering
                                    share          price
--------------------------------------------------------------------------------

INTERNATIONAL INTEGRATION INCORPORATED
1993 STOCK PLAN
Class A Common Stock
($.01 par value)     85,313 shares  $ 0.01  (2)     $       853(2)    $     0.24
                     62,289 shares  $ 0.77  (2)     $    47,963(2)    $    13.33
                      5,348 shares  $ 1.52  (2)     $     8,129(2)    $     2.26
                    131,250 shares  $ 2.51  (2)     $   329,438(2)    $    91.58
--------------------------------------------------------------------------------
INTERNATIONAL INTEGRATION INCORPORATED
1996 STOCK PLAN
Class A Common Stock
($.01 par value)  2,020,608 shares   $ 2.29  (2)    $ 4,627,192(2)    $ 1,286.36
                    719,463 shares   $ 3.43  (2)    $ 2,467,758(2)    $   686.04
                    338,354 shares   $ 5.71  (2)    $ 1,932,001(2)    $   537.10
                     67,975 shares   $ 8.00  (2)    $   543,800(2)    $   151.18
                     27,497 shares   $13.71  (2)    $   376,984(2)    $   104.80
--------------------------------------------------------------------------------
INTERNATIONAL INTEGRATION INCORPORATED
1998 STOCK INCENTIVE PLAN
Class A Common Stock
($.01 par value)     49,546 shares   $13.71  (2)    $   679,276(2)    $   188.84
                      4,921 shares   $16.00  (2)    $    78,736(2)    $    21.89
                     26,250 shares   $16.43  (2)    $   431,288(2)    $   119.90
                      1,313 shares   $16.86  (2)    $    22,137(2)    $     6.15
                      8,750 shares   $17.14  (2)    $   149,975(2)    $    41.69
                        569 shares   $17.43  (2)    $     9,918(2)    $     2.76
                      1,575 shares   $17.71  (2)    $    27,893(2)    $     7.75
                      1,750 shares   $17.86  (2)    $    31,255(2)    $     8.69
                     15,313 shares   $18.29  (2)    $   280,075(2)    $    77.86
                      8,750 shares   $18.43  (2)    $   161,263(2)    $    44.83
                     41,694 shares   $18.57  (2)    $   774,258(2)    $   215.24
                     17,938 shares   $18.86  (2)    $   338,311(2)    $    94.05
                     89,688 shares   $19.01  (2)    $ 1,704,969(2)    $   473.98
                     69,563 shares   $19.14  (2)    $ 1,331,436(2)    $   370.14
                      8,750 shares   $19.36  (2)    $   169,400(2)    $    47.09
                     50,313 shares   $19.43  (2)    $   977,582(2)    $   271.77
                      8,444 shares   $19.58  (2)    $   165,334(2)    $    45.96
                     14,263 shares   $19.78  (2)    $   282,122(2)    $    78.43
                     15,488 shares   $20.00  (2)    $   309,760(2)    $    86.11
                    115,613 shares   $20.29  (2)    $ 2,345,788(2)    $   652.13
                  1,245,125 shares   $20.50  (2)    $25,525,063(2)    $ 7,095.97
                      7,438 shares   $20.57  (2)    $   153,000(2)    $    42.53
                      1,750 shares   $20.86  (2)    $    36,505(2)    $    10.15
                      7,000 shares   $20.96  (2)    $   146,720(2)    $    40.79
                     12,688 shares   $21.14  (2)    $   268,224(2)    $    74.57
                     13,125 shares   $21.43  (2)    $   281,269(2)    $    78.19
                     87,238 shares   $21.78  (2)    $ 1,900,044(2)    $   528.21
                     17,500 shares   $22.29  (2)    $   390,075(2)    $   108.44
                     12,031 shares   $22.57  (2)    $   271,540(2)    $    75.49
                     18,375 shares   $22.86  (2)    $   420,053(2)    $   116.77


                      8,138 shares    $23.43  (2)     $   190,673(2)    $    53.01
                    223,125 shares    $23.58  (2)     $ 5,261,288(2)    $ 1,462.64
                      8,750 shares    $23.71  (2)     $   207,463(2)    $    57.67
                        438 shares    $23.86  (2)     $    10,451(2)    $     2.91
                      1,313 shares    $23.93  (2)     $    31,420(2)    $     8.73
                      3,063 shares    $24.15  (2)     $    73,971(2)    $    20.56
                        438 shares    $24.29  (2)     $    10,639(2)    $     2.96
                      6,563 shares    $24.64  (2)     $   161,712(2)    $    44.96
                     29,750 shares    $24.72  (2)     $   735,420(2)    $   204.45
                     20,563 shares    $24.79  (2)     $   509,757(2)    $   141.71
                      8,313 shares    $24.93  (2)     $   207,243(2)    $    57.61
                      5,250 shares    $25.43  (2)     $   133,508(2)    $    37.12
                      9,188 shares    $25.58  (2)     $   235,029(2)    $    65.34
                        875 shares    $25.65  (2)     $    22,444(2)    $     6.24
                      5,250 shares    $25.71  (2)     $   134,978(2)    $    37.52
                     21,438 shares    $25.86  (2)     $   554,387(2)    $   154.12
                        875 shares    $26.15  (2)     $    22,881(2)    $     6.36
                        875 shares    $26.86  (2)     $    23,503(2)    $     6.53
                        875 shares    $27.21  (2)     $    23,809(2)    $     6.62
                     32,375 shares    $27.58  (2)     $   892,903(2)    $   248.23
                      1,750 shares    $28.00  (2)     $    49,000(2)    $    13.62
                        438 shares    $28.22  (2)     $    12,360(2)    $     3.44
                     17,500 shares    $28.57  (2)     $   499,975(2)    $   138.99
                        875 shares    $28.86  (2)     $    25,253(2)    $     7.02
                      1,313 shares    $29.58  (2)     $    38,839(2)    $    10.80
                      3,063 shares    $30.00  (2)     $    91,890(2)    $    25.55
                      3,063 shares    $30.50  (2)     $    93,422(2)    $    25.97
                      4,069 shares    $30.86  (2)     $   125,569(2)    $    34.91
                        438 shares    $32.93  (2)     $    14,423(2)    $     4.01
                      9,625 shares    $37.43  (2)     $   360,264(2)    $   100.15
                      2,188 shares    $39.14  (2)     $    85,638(2)    $    23.81
                      7,438 shares    $40.86  (2)     $   303,917(2)    $    84.49
                        875 shares    $48.29  (2)     $    42,254(2)    $    11.75
                     10,500 shares    $49.58  (2)     $   520,590(2)    $   144.72
                        875 shares    $51.14  (2)     $    44,748(2)    $    12.44
                     12,688 shares    $52.64  (2)     $   667,896(2)    $   185.68
                        131 shares    $56.43  (2)     $     7,392(2)    $     2.05
                    178,412 shares    $77.71          $13,865,241       $ 3,854.54

INTERNATIONAL INTEGRATION INCORPORATED
1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
Class A Common Stock
($.01 par value)     32,813 shares    $22.93(2)       $752,402(2)       $   209.17
--------------------------------------------------------------------------------
VARIOUS WRITTEN COMPENSATION CONTRACTS RELATING TO OPTIONS GRANTED
TO FORMER EMPLOYEES OF CONDUIT COMMUNICATIONS LTD.
Class A Common Stock
($.01 par value)     25,598 shares(3)    $   1.33(2)  $    34,045(2)    $     9.46
                     49,819 shares(4)    $   1.84(2)  $    91,667(2)    $    25.48
                     73,509 shares(5)    $   2.22(2)  $   163,190(2)    $    45.37
                     73,509 shares(5)    $   2.55(2)  $   187,448(2)    $    52.11
                     73,508 shares(5)    $   2.94(2)  $   216,114(2)    $    60.08
                     38,553 shares(6)    $   3.68(2)  $   141,875(2)    $    39.44
                      6,498 shares(7)    $   4.59(2)  $    29,826(2)    $     8.29
                     17,329 shares(8)    $   6.43(2)  $   111,425(2)    $    30.98
                     22,521 shares(9)    $   7.35(2)  $   165,529(2)    $    46.02
                     37,255 shares(10)   $  11.03(2)  $   410,923(2)    $   114.24
----------------------------------------------------------------------------------
        TOTAL     6,524,467 shares                    $78,593,981(2)    $21,849.13
----------------------------------------------------------------------------------

 (1) The number of shares of Razorfish, Inc. Class A Common Stock to be issued gives effect to the exchange ratio of 0.875 shares of Razorfish, Inc. Class A Common Stock for each share of International Integration Incorporated Common Stock originally issuable under the plans registered hereby, as provided in the Agreement and Plan of Merger Dated August 10, 1999 by and among Razorfish, Inc., Ray Merger Sub, Inc. and International Integration Incorporated.
 (2) Estimated solely for purposes of calculating the registration fee, and based upon the fixed exercise prices of outstanding options in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act").
 (3) Consists of options granted to 1 person under an agreement between Reportsent Company Ltd. and an employee of Conduit Communications Ltd., then a wholly owned subsidiary of Reportsent Company Ltd. (a "Conduit Agreement"), dated December 5, 1995
 (4) Consists of options granted to 3 persons under Conduit Agreements dated November 29, 1996
 (5) Consists of options granted to 3 persons under Conduit Agreements dated April 22, 1997

(6) Consists of options granted to 9 persons under Conduit Agreements dated August 7, 1997 (7 persons), November 11, 1997 (1 person), December 30, 1997 (1 person) and April 14, 1999 (1 person)

(7) Consists of options granted to 1 person under a Conduit Agreement dated November 29, 1996
(8) Consists of options granted to 1 person under a Conduit Agreement dated August 1, 1998
(9) Consists of options granted to 16 persons under Conduit Agreements dated March 23, 1999 (14 persons), April 2, 1999 (1 person) and April 14, 1999 (1 person)
(10) Consists of options granted to 5 persons under Conduit Agreements dated March 23, 1999 (1 person), April 2, 1999 (3 persons) and April 14, 1999 (6 persons)

                                EXPLANATORY NOTE

 This registration statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act to register 6,524,467 shares of the Class A Common Stock of Razorfish, Inc., a Delaware corporation (the "Registrant") issuable to eligible employees, directors, consultants and advisors under certain employee benefit plans and written compensation contracts assumed by Registrant upon the merger of Registrant's wholly owned subsidiary, Ray Merger Sub, Inc., a Delaware corporation, with and into International Integration Incorporated, a Delaware corporation. The plans and contracts were previously obligations of International Integration Incorporated and its subsidiaries.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

    The information required by Part I of Form S-8 is included in documents sent or given to participants in the plans specified on the cover page of this Registration Statement, pursuant to Rule 428(b)(1) of the Securities Act.


PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


  Item 3.  Incorporation of Documents by Reference

    The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which are filed with the Commission, are incorporated in this Registration Statement by reference:

     (1) The Registrant's prospectus dated April 26, 1999 filed pursuant to Rule 424(b) under the Securities Act, which contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

     (2) All reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the prospectus referred to in (1) above.

     (3) The description of the Class A common stock of the Registrant, $.01 par value per share (the "Class A Common Stock"), contained in the registration statement filed as of April 22, 1999 under Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating such description.

      All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Class A Common Stock offered hereby have been sold or which deregisters all shares of Class A Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.


  Item 4.  Description of Securities

    Not applicable.


  Item 5.  Interests of Named Experts and Counsel

      Not applicable.


  Item 6.  Indemnification

    Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(1) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
(4) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation contains provisions permitted by Section 102(b)(7) of the DGCL.

    Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

    The Registrant's Certificate of Incorporation filed as Exhibit 4.1 to this Registration Statement provides indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL.


  Item 7.  Exemption from Registration Claimed

    Not applicable.


  Item 8.  Exhibits

    The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.


  Item 9.  Undertakings

       a.   The Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table herein; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that paragraphs (i) and (ii) do not apply if this Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    b. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

    c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 8th day of November, 1999.


                                   RAZORFISH, INC.



                                   By: /s/ Lawrence P. Begley
                                       ---------------------------------------
                                       Lawrence P. Begley
                                       Chief Financial Officer



                               POWER OF ATTORNEY

    We, the undersigned officers and directors of Razorfish, Inc., hereby severally constitute Jeffrey A. Dachis and Lawrence P. Begley, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Razorfish, Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


  Signature                     Title                        Date


/s/ Jeffrey A. Dachis        President, Chief Executive       November 8, 1999
------------------------     Officer and Director
Jeffrey A. Dachis            (Principal Executive Officer)


/s/ Lawrence P. Begley       Chief Financial Officer          November 8, 1999
------------------------     and Director
Lawrence P. Begley           (Principal Financial and
                             Accounting Officer)


/s/ Craig M. Kanarick        Director                         November 8, 1999
------------------------
Craig M. Kanarick

/s/ Per I. G. Bystedt        Director                         November 8, 1999
------------------------
Per I. G. Bystedt


/s/ Jonas S. A. Svensson     Director                         November 8, 1999
------------------------
Jonas S. A. Svensson


/s/ Carter F. Bales           Director                        November 8 1999
------------------------
Carter F. Bales


/s/ Michael Pehl              Director                        November 8, 1999
------------------------
Michael Pehl


/s/ John Wren                 Director                        November 8, 1999
------------------------
John Wren

                                 Exhibit Index



Exhibit
Number                     Description


4.1(1)   Certificate of Incorporation of the Registrant

4.2(1) Form of Certificate of Amendment of Certificate of Incorporation of the Registrant effective as of the date hereof upon the merger of Registrant's wholly owned subsidiary, Ray Merger Sub, Inc., a Delaware corporation, with and into International Integration Incorporated, a Delaware corporation

4.3(2)   By-Laws of the Registrant

4.4(2) Specimen Certificate for shares of Class A Common Stock, $.01 par value per share, of the Registrant

5.1      Opinion of Morrison & Foerster LLP

23.1     Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

23.2     Consent of Arthur Andersen LLP

24.1     Power of Attorney (included on the signature page of this
         Registration Statement)
----------
1 Incorporated herein by reference to the Registrant's Registration Statement on Form S-4 (Commission File No. 333-87031).
2 Incorporated herein by reference to the Registrant's Registration Statement on Form S-1 (Commission File No. 333-71043).